UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2016

Science Applications International Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35832	46-1932921
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1710 SAIC Drive, McLean, Virginia 22102

(Address of Principal Executive Offices) (Zip Code)

(703) 676-4300

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 23, 2016, Science Applications International Corporation (“SAIC”) entered into the First Amendment (the “Amendment”) to the Second Amended and Restated Credit Agreement, dated as of May 4, 2015 (the “Existing Credit Agreement”), among SAIC as borrower, Citibank, N.A., as administrative agent and collateral agent, and certain other lenders and parties thereto primarily to (1) extend the maturity of the term loan “A” facility (“Term Loan A Facility”) and extend the termination date of the Revolving Credit Facility, (2) transfer certain amounts of the term loan “B” facility (“Term Loan B Facility”) to the Term Loan A Facility, and (3) reduce the interest rate margins for the Term Loan A Facility, the Term Loan B Facility and the Revolving Credit Facility.

Prior to the Amendment, approximately $528 million of the Term Loan A Facility and $532 million of the Term Loan B Facility were outstanding under the Existing Credit Agreement. Pursuant to the Amendment, principal borrowings of approximately $131.5 million under the Term Loan B Facility were transferred to the Term Loan A Facility. Pursuant to the Amendment, the maturity date for the Term Loan A Facility and the termination date for the Revolving Credit Facility were extended to August 23, 2021 and the maturity date for the Term Loan B Facility remained unchanged at May 4, 2022. The Amendment revises the quarterly principal payments due under the Term Loan A Facility to 1.250% of the stated principal amount per quarter with the first quarterly payment due in October 2017, increasing to 1.875% in October 2018, and increasing further to 2.500% in October 2019. The Term Loan B Facility will no longer have quarterly amortization. Pursuant to the Amendment, the interest rate on borrowings under the Term Loan A Facility and the Revolving Credit Facility is a variable rate based on either LIBOR plus a margin from 1.50% up to 2.25%, or Citibank’s base rate plus a margin from 0.50% up to 1.25%, depending on SAIC’s then current leverage ratio. The interest rate on borrowings under the Term Loan B Facility is now LIBOR plus a margin of 2.50% or Citibank’s base rate plus a margin of 1.50%.

The amended Term Loan A Facility, the amended Term Loan B Facility and the Revolving Credit Facility are secured by the same collateral and guaranteed by the same guarantors as under the Existing Credit Agreement. Certain covenants under the Existing Credit Agreement were amended to provide for greater operational and financial flexibility to SAIC and certain other minor and conforming amendments were made. The remaining terms in the Existing Credit Agreement are unchanged.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth above under Item 1.01 with respect to the First Amendment to the Second Amended and Restated Credit Agreement is incorporated by reference into this Item 2.03.

Exhibit Number	Description of Exhibit

10.1

First Amendment to the Second Amended & Restated Credit Agreement, dated August 23, 2016 by and among the Company, Citibank N.A. as administrative agent and collateral agent, and certain other lenders and parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2016

Science Applications International Corporation

By:	/s/ Steven G. Mahon
Steven G. Mahon
Executive Vice President, General Counsel and Corporate Secretary